Exhibit 5.1

By email	______ Campbells Registered Foreign Law Firm Floor 35, Room 3507 Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong
Tantech Holdings Ltd c/o Tantech Holdings (Lishui) Co., Ltd. No. 10 Cen Shan Road, Shuige Industrial Zone Lishui City, Zhejiang Province 323000 People’s Republic of China	D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E jnip@campbellslegal.com campbellslegal.com
20 November 2020	Our Ref: 70005-33502 Your Ref: ______
CAYMAN | BVI | HONG KONG

Dear Sirs

Tantech Holdings Ltd

We have acted as the British Virgin Islands counsel for Tantech Holdings Ltd, a British Virgin Islands corporation (the “Company”), in connection with the registered direct offering of 6,060,608 common shares of the Company (the “Purchased Shares”) and warrants (the “Registered Investor Warrants”) to purchase up to an aggregate of 2,754,820 common shares of the Company (the “Registered Investor Warrant Shares”), pursuant to a prospectus supplement dated November 19, 2020 (the “Prospectus Supplement”) and accompanying prospectus as part of a registration statement on Form F-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission on August 20, 2020 and declared effective on August 31, 2020 (the “Prospectus”), under the Securities Act of 1933, as amended, and the private placement of warrants (the “Unregistered Investor Warrants,” together with the Registered Investor Warrants, the “Investor Warrants”) to purchase up to an aggregate of 3,305,788 common shares of the Company (the “Unregistered Investor Warrant Shares”) and warrants (the “Placement Agent Warrants,” together with the Investor Warrants, the “Warrants”) to purchase up to an aggregate of 363,637 common shares of the Company (the “Placement Agent Warrant Shares”). The registered direct offering of the Shares and the Registered Investor Warrants and the private placement of the Unregistered Investor Warrants and the Placement Agent Warrants are referred to in this opinion as the “Offering”.

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

Resident Hong Kong Partners: Ashley Davies (British Virgin Islands), Shaun Folpp (British Virgin Islands) and Jenny Nip (England and Wales) Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)
Cayman Islands and British Virgin Islands

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

Terms defined in the Documents (as herein after defined) unless (1) otherwise specifically provided, or (2) the content requires otherwise, shall have the same meaning when used herein.

We are Attorneys-at-Law in the British Virgin Islands and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents (as hereinafter defined) nor upon the commercial terms of the transactions contemplated by the Documents.

Based only on the foregoing and relying upon the Assumptions (as defined in Schedule 2) and subject to the reservations and Qualifications (as defined in Schedule 3), we are of the opinion that:

(i)	The execution and delivery of the Documents has been authorized by the Company pursuant to the Resolutions;

(ii)	The Purchased Shares as described in the Registration Statement and the Documents will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the Offering as described in the Registration Statement be validly issued, fully paid and non-assessable.

(iii)	The Warrants have been duly authorized for issuance pursuant to the Resolutions, and the Registered Investor Warrant Shares, the Unregistered Investor Warrant Shares and the Placement Agent Warrant Shares to be issued in accordance with the Documents and when issued, and paid for in accordance with the memorandum and articles of association of the Company, the terms of the Documents for the consideration expressed therein and the Resolutions, and the name of the holders being entered, in respect of such shares, into the register of members of the Company, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Company’s report on Form 6-K filed on 20 November 2020, incorporated by reference into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

Schedule 1

Documents Examined

1	A copy of the Registration Statement;

2	A copy of the securities purchase agreement dated 20 November 2020;

3	A copy of the placement agency agreement dated 20 November 2020;

4	A copy of the registration rights agreement dated 20 November 2020;

5	A copy of the form of the Registered Investor Warrants;

6	A copy of the form of the Unregistered Investor Warrants;

7	A copy of the form of the Placement Agent Warrants;

8	A copy of the written resolutions of the Board of Directors of the Company dated 11 August 2020 and a copy of the written resolutions of the Board of Directors of the Company dated 20 November 2020 (together, the “Resolutions”);

9	A copy of the Company’s certificate of incorporation issued by the Registrar of Corporate Affairs (“Registrar”) on 9 November 2010 ;

10	A copy of the Company’s Certificate of Change of Name issued by the Registrar on 15 April 2013;

11	A copy of the Company’s Certificate of Change of Name issued by the Registrar on 4 March 2016;

12	A copy of the registers of directors of the Company certified as true by the directors of the Company by Zhou Jun dated 29 July 2020;

13	A copy of the current Memorandum and Articles of Association of the Company registered by the Registrar on 4 March 2016 as amended by the shareholders of the Company dated 8 July 2016 and filed with the Registrar on 15 July 2016;

14	A copy of the Certificate of Good Standing in respect of the Company issued by the Registrar dated 18 November 2020;

15	A copy of the Certificate of Incumbency in respect of the Company issued by Vistra (BVI) Limited dated 19 November 2020 (the “Registered Agent Certificate”); and

16	Such other documents and laws as we consider necessary as a basis for giving this opinion.

(Items 2 to 6 above, together the “Documents”)

Schedule 2

Assumptions

The opinions hereinbefore given are subject to the following assumptions (“Assumptions”):

1	The genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

2	That the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all statements made in the Resolutions and any certificates and documents on which we have expressed reliance are true and correct;

3	That, in accordance with all applicable laws the Documents have been validly authorised and executed by the parties thereto excepting the Company as regards the laws of the British Virgin Islands only and that the Documents have been validly and unconditionally delivered by the parties thereto, and that such execution and delivery, and the performance of the obligations therein contained is within the capacity and powers of, and will constitute the legal, valid, binding and enforceable obligations of the parties thereto in accordance with its terms excepting the Company as regards the laws of the British Virgin Islands only.

4	That the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date.

5	That the Company has not passed any resolutions purporting to alter its memorandum or articles of association save for the Resolutions and that there has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with memorandum and articles of association of the Company and/or the Act.

6	The accuracy of all representations, warranties and covenants as to factual matters made by the parties in the Documents.

7	That there has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with memorandum and articles of association of the Company and/or the Act.

8	The shareholders of the Company have not prescribed in general meeting or by resolution any regulations restricting the powers of the Directors in any respect; Where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where more than one draft of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention.

9	The director considers the transactions contemplated by the Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions contemplated by the Documents.

10	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed and where passed at a meeting the meeting was quorate and duly convened in accordance with the constitutional documents of the Company.

11	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director or Shareholder as applicable and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

12	All conditions precedent contained in the Documents have been or will be satisfied or waived.

13	The Resolutions remain in full force and effect and have not been revoked or varied.

14	That there is no contractual or other prohibition (other than as may arise by virtue of the laws of the British Virgin Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

15	That the Company does not carry on a “relevant activity” under the Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended) (the “ESA”) and accordingly is not required to satisfy the economic substance requirements in relation to that activity and comply with notification and reporting requirements under the ESA. Relevant activity under the ESA means banking business, insurance business, fund management business, financing and leasing business, headquarters business, shipping business, holding company business, intellectual property business and distribution and service centre business.

Schedule 3

Qualifications

The opinions hereinbefore given are subject to the following qualifications (“Qualifications”):

1	The exemption relating to transactions in respect of the shares, debt obligations or other securities of the Company pursuant to section 242(3)(b) of the Act from the payment of stamp duty does not apply to an instrument relating to transactions in respect of the shares, debt obligations or other securities of a land owning company. For this purpose, the Company is a “land owning company” if it, or any of its subsidiaries, has an interest in any land in the British Virgin Islands.

2	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

3	To maintain the Company in good standing under the laws of the British Virgin Islands annual fees must be paid and annual returns made to the Registrar of Companies.

4	In this opinion, the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	Under the Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended) (the “ESA”) a BVI business company carrying on a “relevant activity” may be required to satisfy economic substance requirements in relation to that relevant activity and comply with notification and reporting requirements. Relevant activity under the ESA means banking business, insurance business, fund management business, financing and leasing business, headquarters business, shipping business, holding company business, intellectual property business and distribution and service centre business.